Exhibit 4.8
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

Warrant No. PCW-3	Number of Shares: 100,000
Date of Issuance: June 30, 2009	(subject to adjustment)
IRONPLANET.COM, INC.
SERIES C PREFERRED STOCK PURCHASE WARRANT
     IronPlanet.com, Inc., a Delaware corporation (the “Company”), for value received, hereby certifies that Empire Southwest, LLC, or its registered assigns, (the “Registered Holder”) is entitled, subject to the terms set forth below, to purchase from the Company, at any time after the date hereof and on or before the Expiration Date (as defined in Section 5 below), up to 100,000 shares (in accordance with the exercise schedule set forth below and as adjusted from time to time pursuant to the provisions of this Warrant) of Series C Preferred Stock of the Company, at a purchase price of $4.00 per share. The shares purchasable upon exercise of this Warrant and the purchase price per share, as adjusted from time to time pursuant to the provisions of this Warrant, are sometimes hereinafter referred to as the “Warrant Stock” and the “Purchase Price,” respectively.
     This Warrant is issued pursuant to a Series C Preferred Stock and Preferred Stock Warrant Purchase Agreement between the Company and Empire Southwest, LLC (“Empire”) dated June 30, 2009 (the “Purchase Agreement”) and is subject to the terms and conditions of the Purchase Agreement.
     1. Exercise.
          (a) Exercise Schedule. This warrant may be exercised for shares of Series C Preferred Stock of the Company in accordance with the following schedule:
               (i) Upon achievement of the First Quarter 2010 Goal (as defined below), this Warrant may only be exercised by the Registered Holder for the purchase of up to 50,000 shares (as adjusted from time to time pursuant to the provisions of this Warrant) of Series C Preferred Stock of the Company;
               (ii) Upon achievement of the Third Quarter 2010 Goal (as defined below), this Warrant may only be exercised by the Registered Holder for the purchase of up to an additional 50,000 shares (as adjusted from time to time pursuant to the provisions of this Warrant) of Series C Preferred Stock of the Company;

          (b) Definitions.
               (i) “First Quarter 2010 Goal” shall mean the listing by Empire of not less than $[***] USD worth of equipment in the Company’s 2010 Spring Auction.
               (ii) “Third Quarter 2010 Goal” shall mean the listing by Empire of not less than $[***] USD worth of equipment in the Company’s 2010 Fall Auction.
          (c) The achievement of the First Quarter 2010 Goal and Third Quarter 2010 Goal shall be determined by the Company’s Board of Directors in good faith and in its reasonable discretion.
          (d) Manner of Exercise. This Warrant may be exercised by the Registered Holder, in whole or in part, by surrendering this Warrant, with the purchase/exercise form appended hereto as Exhibit A duly executed by such Registered Holder or by such Registered Holder’s duly authorized attorney, at the principal office of the Company, or at such other office or agency as the Company may designate, accompanied by payment in full of the Purchase Price payable in respect of the number of shares of Warrant Stock purchased upon such exercise. The Purchase Price may be paid by cash, check, or wire transfer.
          (e) Effective Time of Exercise. Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which this Warrant shall have been surrendered to the Company as provided in Section 1(d) above. At such time, the person or persons in whose name or names any certificates for Warrant Stock shall be issuable upon such exercise as provided in Section 1(f) below shall be deemed to have become the holder or holders of record of the Warrant Stock represented by such certificates.
          (f) Delivery to Holder. As soon as practicable after the exercise of this Warrant in whole or in part, and in any event within ten (10) days thereafter, the Company at its expense will cause to be issued in the name of, and delivered to, the Registered Holder, or as such Holder (upon payment by such Holder of any applicable transfer taxes) may direct:
               (i) a certificate or certificates for the number of shares of Warrant Stock to which such Registered Holder shall be entitled, and
               (ii) in case such exercise is in part only, a new warrant or warrants (dated the date hereof) of like tenor, calling in the aggregate on the face or faces thereof for the number of shares of Warrant Stock equal (without giving effect to any adjustment therein) to the number of such shares called for on the face of this Warrant minus the number of such shares purchased by the Registered Holder upon such exercise as provided in Section 1(d) above.
     2. Adjustments.
          (a) Redemption or Conversion of Preferred Stock. If all of the Preferred Stock is redeemed or converted into shares of Common Stock, then this Warrant shall automatically become exercisable for that number of shares of Common Stock equal to the number of shares of Common Stock that would have been received if this Warrant had been

[***]	Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

exercised in full and the shares of Preferred Stock received thereupon had been simultaneously converted into shares of Common Stock immediately prior to such event, and the Exercise Price shall be automatically adjusted to equal the number obtained by dividing (i) the aggregate Purchase Price of the shares of Preferred Stock for which this Warrant was exercisable immediately prior to such redemption or conversion, by (ii) the number of shares of Common Stock for which this Warrant is exercisable immediately after such redemption or conversion.
          (b) Stock Splits and Dividends. If outstanding shares of the Company’s Preferred Stock shall be subdivided into a greater number of shares or a dividend in Preferred Stock shall be paid in respect of Preferred Stock, the Purchase Price in effect immediately prior to such subdivision or at the record date of such dividend shall simultaneously with the effectiveness of such subdivision or immediately after the record date of such dividend be proportionately reduced. If outstanding shares of Preferred Stock shall be combined into a smaller number of shares, the Purchase Price in effect immediately prior to such combination shall, simultaneously with the effectiveness of such combination, be proportionately increased. When any adjustment is required to be made in the Purchase Price, the number of shares of Warrant Stock purchasable upon the exercise of this Warrant shall be changed to the number determined by dividing (i) an amount equal to the number of shares issuable upon the exercise of this Warrant immediately prior to such adjustment, multiplied by the Purchase Price in effect immediately prior to such adjustment, by (ii) the Purchase Price in effect immediately after such adjustment.
          (c) Reclassification, Etc. In case of any reclassification or change of the outstanding securities of the Company or of any reorganization of the Company (or any other corporation the stock or securities of which are at the time receivable upon the exercise of this Warrant) or any similar corporate reorganization on or after the date hereof, then and in each such case the Registered Holder, upon the exercise hereof at any time after the consummation of such reclassification, change, reorganization, merger or conveyance, shall be entitled to receive, in lieu of the stock or other securities and property receivable upon the exercise hereof prior to such consummation, the stock or other securities or property to which such Holder would have been entitled upon such consummation if such holder had exercised this Warrant immediately prior thereto, all subject to further adjustment pursuant to the provisions of this Section 2.
          (d) Adjustment Certificate. When any adjustment is required to be made in the Warrant Stock or the Purchase Price pursuant to this Section 2, the Company shall promptly mail to the Registered Holder a certificate setting forth (i) a brief statement of the facts requiring such adjustment, (ii) the Purchase Price after such adjustment and (iii) the kind and amount of stock or other securities or property into which this Warrant shall be exercisable after such adjustment.
          (e) Acknowledgement. In order to avoid doubt, it is acknowledged that the holder of this Warrant shall be entitled to the benefit of all adjustments in the number of shares of Common Stock of the Company issuable upon conversion of the Preferred Stock of the Company which occur prior to the exercise of this Warrant, including without limitation, any increase in the number of shares of Common Stock issuable upon conversion as a result of a dilutive issuance of capital stock.

     3. Transfers.
          (a) Unregistered Security. Each holder of this Warrant acknowledges that this Warrant, the Warrant Stock and the Common Stock of the Company have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and agrees not to sell, pledge, distribute, offer for sale, transfer or otherwise dispose of this Warrant, any Warrant Stock issued upon its exercise or any Common Stock issued upon conversion of the Warrant Stock in the absence of (i) an effective registration statement under the Act as to this Warrant, such Warrant Stock or such Common Stock and registration or qualification of this Warrant, such Warrant Stock or such Common Stock under any applicable U.S. federal or state securities law then in effect, or (ii) an opinion of counsel, satisfactory to the Company, that such registration and qualification are not required. Each certificate or other instrument for Warrant Stock issued upon the exercise of this Warrant shall bear a legend substantially to the foregoing effect. Notwithstanding the foregoing, the transfer restrictions and requirements set forth in this Section 3(a) shall not apply to transfers by the holder to an “affiliate” as defined in Rule 405 of Regulation C of the Securities Act.
          (b) Transferability. Subject to the provisions of Section 3(a) hereof and of Section 1.14 of the Third Amended and Restated Investors’ Rights Agreement among the Company and certain holders of the Company’s securities dated as of August 28, 2008, this Warrant and all rights hereunder are transferable, only in whole and not in part, upon surrender of the Warrant with a properly executed assignment (in the form of Exhibit B hereto) at the principal office of the Company; provided, however, that this Warrant may not be transferred to a competitor, customer, or supplier of the Company without the Company’s prior written consent.
          (c) Right of First Refusal. Before this Warrant or any Warrant Stock held by the Registered Holder or any transferee of the Registered Holder (either being sometimes referred to herein as the “Holder”) may be sold or otherwise transferred (including transfer by gift or operation of law), the Company or its assignee(s) shall have a right of first refusal to purchase the Warrant or Warrant Stock on the terms and conditions set forth in this Section 3(c) (the “Right of First Refusal”).
               (i) Notice of Proposed Transfer. The Holder of the Shares shall deliver to the Company a written notice (the “Notice”) stating: (A) the Holder’s bona fide intention to sell or otherwise transfer the Warrant or any Warrant Stock; (B) the name of the proposed purchaser or other transferee (“Proposed Transferee”); and (C) the terms and conditions of the proposed sale or transfer. The Holder shall offer the Warrant or the Warrant Stock at the same price (the “Offered Price”) and upon the same terms (or terms as similar as reasonably possible) to the Company or its assignee(s).
               (ii) Exercise of Right of First Refusal. At any time within 30 days after receipt of the Notice, the Company and/or its assignee(s) may, by giving written notice to the Holder, elect to purchase the Warrant or any or all Warrant Stock proposed to be transferred to the Proposed Transferee, at the purchase price determined in accordance with subsection (iii) below.

               (iii) Purchase Price. The purchase price (“Purchase Price”) for the Warrant or any Warrant Stock purchased by the Company or its assignee(s) under this Section 3(c) shall be the Offered Price. If the Offered Price includes consideration other than cash, the cash equivalent value of the non-cash consideration shall be determined by the Board of Directors of the Company in good faith.
               (iv) Payment. Payment of the Purchase Price shall be made, at the option of the Company or its assignee(s), in cash (by check), by cancellation of all or a portion of any outstanding indebtedness, or by any combination thereof within 30 days after receipt of the Notice or in the manner and at the times set forth in the Notice.
               (v) Holder’s Right to Transfer. If the Warrant or any Warrant Stock proposed in the Notice to be transferred to a given Proposed Transferee is not purchased by the Company and/or its assignee(s) as provided in this Section 3(c), then the Holder may sell or otherwise transfer the Warrant or such Warrant Stock to that Proposed Transferee at the Offered Price or at a higher price, provided that such sale or other transfer is consummated within 90 days after the date of the Notice and provided further that any such sale or other transfer is effected in accordance with any applicable securities laws and the Proposed Transferee agrees in writing that the provisions of this Section 3 shall continue to apply to the Shares in the hands of such Proposed Transferee. If the Warrant or any Warrant Stock described in the Notice is not transferred to the Proposed Transferee within such period, or if the Holder proposes to change the price or other terms to make them more favorable to the Proposed Transferee, a new Notice shall be given to the Company, and the Company and/or its assignees shall again be offered the Right of First Refusal before the Warrant or any Warrant Stock held by the Holder may be sold or otherwise transferred.
               (vi) Permitted Transfers. Notwithstanding the foregoing, the Right of First Refusal shall not apply to any transfer by the Registered Holder to any Affiliate of the Registered Holder, including to one or more of Registered Holder’s limited liability company members. An “Affiliate” of the Registered Holder is a person or entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Registered Holder.
          (d) Warrant Register. The Company will maintain a register containing the names and addresses of the Registered Holders of this Warrant. Until any transfer of this Warrant is made in the warrant register, the Company may treat the Registered Holder of this Warrant as the absolute owner hereof for all purposes; provided, however, that if this Warrant is properly assigned in blank, the Company may (but shall not be required to) treat the bearer hereof as the absolute owner hereof for all purposes, notwithstanding any notice to the contrary. Any Registered Holder may change such Registered Holder’s address as shown on the warrant register by written notice to the Company requesting such change.
     4. No Impairment. The Company will not, by amendment of its charter or through reorganization, consolidation, merger, dissolution, sale of assets or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will (subject to Section 13 below) at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holder of this Warrant against impairment.
     5. Termination. This Warrant (and the right to purchase securities upon exercise hereof) shall terminate on June 30, 2014 (the “Expiration Date”). The Right of First Refusal set forth in Section 3(c) above shall terminate upon the earliest to occur of the following: (a) the Expiration Date, (b) the sale, conveyance or disposal of all or substantially all of the Company’s property or business or the Company’s merger with or into or consolidation with any other corporation (other than a wholly-owned subsidiary of the Company) or any other transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Company is disposed of, provided that this Section 5(b) shall not apply to a merger effected exclusively for the purpose of changing the domicile of the Company or to an equity financing in which the Company is the surviving corporation, or (c) the closing of a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act.
     6. Notices of Certain Transactions. In case:
          (a) the Company shall take a record of the holders of its Preferred Stock (or other stock or securities at the time deliverable upon the exercise of this Warrant) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right, to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right, or
          (b) of any capital reorganization of the Company, any reclassification of the capital stock of the Company, any consolidation or merger of the Company, any consolidation or merger of the Company with or into another corporation, including but not limited to a transaction or series of transactions described in Section 5(b) above (other than a consolidation or merger in which the Company is the surviving entity), or any transfer of all or substantially all of the assets of the Company, or
          (c) of any redemption of the Company’s capital stock, or
          (d) of the voluntary or involuntary dissolution, liquidation or winding-up of the Company, or
          (e) of any redemption of the Preferred Stock or mandatory conversion of the Preferred Stock into Common Stock of the Company, then, and in each such case, the Company will mail or cause to be mailed to the Registered Holder of this Warrant a notice specifying, as the case may be, (i) the date on which a record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation, winding-up, redemption or conversion is to take place, and the time, if any is to be fixed, as of which the holders of record of Preferred Stock (or such other stock or securities at the time deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation, winding-up, redemption or conversion) are to be determined. Such notice shall be mailed at least ten (10) days prior to the record date or effective date for the event specified in such notice.
     7. Reservation of Stock. The Company will at all times reserve and keep available, solely for the issuance and delivery upon the exercise of this Warrant, such shares of Warrant Stock and other stock, securities and property, as from time to time shall be issuable upon the exercise of this Warrant.
     8. Exchange of Warrants. Upon the surrender by the Registered Holder of any Warrant or Warrants, properly endorsed, to the Company at the principal office of the Company, the Company will, subject to the provisions of Section 3 hereof, issue and deliver to or upon the order of such Holder, at the Company’s expense, a new Warrant or Warrants of like tenor, in the name of such Registered Holder or as such Registered Holder (upon payment by such Registered Holder of any applicable transfer taxes) may direct, calling in the aggregate on the face or faces thereof for the number of shares of Preferred Stock called for on the face or faces of the Warrant or Warrants so surrendered.
     9. Replacement of Warrants. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and (in the case of loss, theft or destruction) upon delivery of an indemnity agreement (with surety if reasonably required) in an amount reasonably satisfactory to the Company, or (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will issue, in lieu thereof, a new Warrant of like tenor.
     10. Notices. Any notice required or permitted by this Warrant shall be in writing and shall be deemed sufficient, (i) upon delivery when delivered personally or (ii) two (2) business days following deposit for delivery by overnight courier with Federal Express or another internationally recognized courier or (iii) upon confirmed facsimile on a business day (or if the day in question is not a business day, then at local time the start of the following business day), and addressed to the party to be notified (a) if to the Company, with a copy to Orrick, Herrington & Sutcliffe LLP, 1000 Marsh Road, Menlo Park, CA 94025, Attn: John V. Bautista, Fax (650) 614-7401 or (b) if to the Purchaser, with a copy to Empire Southwest, LLC, 1725 S. Country Club Drive, Mesa, AZ 85210, Attn: John Helms, Fax (480) 633-4782. A “business day” shall be a day on which banks are open for business in the location on record of both the sender and the receiver of the notice.
     11. No Rights as Stockholder. Until the exercise of this Warrant, the Registered Holder of this Warrant shall not have or exercise any rights by virtue hereof as a stockholder of the Company.
     12. No Fractional Shares. No fractional shares of Preferred Stock will be issued in connection with any exercise hereunder. In lieu of any fractional shares which would otherwise be issuable, the Company shall pay cash equal to the product of such fraction multiplied by the fair market value of one share of Preferred Stock on the date of exercise, as determined in good faith by the Company’s Board of Directors.

     13. Amendment or Waiver. Any term of this Warrant may be amended or waived only by an instrument in writing signed by the party against which enforcement of the amendment or waiver is sought.
     14. Headings. The headings in this Warrant are for purposes of reference only and shall not limit or otherwise affect the meaning of any provision of this Warrant.
     15. Governing Law. This Warrant shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law.
[Signature Page follows]

     This Warrant is executed as of the date first written above.

IRONPLANET.COM, INC.

By:
(Signature)
Name: Gregory J. Owens
Title: President and Chief Executive Officer

Address:
4695 Chabot Drive, #102
Pleasanton CA 94588
Fax: (925) 225-8810

EMPIRE SOUTHWEST, LLC

By:

Name: John Helms
Title: Vice President and Chief Financial Officer

Address:
1725 S. Country Club Drive
Mesa, AZ 85210

Fax: (480) 633-4782

EXHIBIT A
EXERCISE FORM

To: IronPlanet.com, Inc.	Dated:
     The undersigned, pursuant to the provisions set forth in the attached Warrant No.                     , hereby irrevocably elects to purchase                                 shares of the Series C Preferred Stock covered by such Warrant and herewith makes payment of $                     , representing the full purchase price for such shares at the price per share provided for in such Warrant.
     The undersigned acknowledges that it has reviewed the representations and warranties contained in Section 3 of the Purchase Agreement (as defined in the Warrant) and by its signature below hereby makes such representations and warranties to the Company. Defined terms contained in such representations and warranties shall have the meanings assigned to them in the Purchase Agreement, provided that the term “Purchaser” shall refer to the undersigned and the term “Securities” shall refer to the Warrant Stock.
     The undersigned further acknowledges that it has reviewed the market standoff provisions set forth in Section 1.14 of the Third Amended and Restated Investors’ Rights Agreement among the Company and certain holders of the Company’s securities dated as of August 28, 2008 and agrees to be bound by such provisions.

EMPIRE SOUTHWEST, LLC

By:

Name:

Title:

EXHIBIT B
ASSIGNMENT FORM
     FOR VALUE RECEIVED, the undersigned transferor hereby sells, assigns and transfers all of the rights of the undersigned under the attached Warrant with respect to the number of shares of Series C Preferred Stock covered thereby set forth below, to:

Name of Assignee	Address/Fax Number	No. of Shares

Dated:

TRANSFEROR:

By:

Name:

Title: